EXHIBIT A


First Trust CEF Income Opportunity ETF
First Trust Municipal CEF Income Opportunity ETF
First Trust TCW Opportunistic Fixed Income ETF
EquityCompass Risk Manager ETF
EquityCompass Tactical Risk Manager ETF
First Trust TCW Unconstrained Plus Bond ETF
FT Cboe Vest U.S. Equity Buffer ETF - August
FT Cboe Vest U.S. Equity Deep Buffer ETF - August
FT Cboe Vest U.S. Equity Buffer ETF - November
FT Cboe Vest U.S. Equity Deep Buffer ETF - November